Exhibit 3.21

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF FORMATION OF

MBTECH AUTODIE LLC

1.	The name of the Limited Liability Company is MBtech Autodie LLC.

2.	Article 1 of the Certificate of Formation of the Limited Liability Company is hereby amended in its entirety as follows: “The name of the limited liability company is Autodie LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 22nd day of April, 2009

Chrysler LLC, the Member

By:	/s/ Byron C. Babbish
Byron C. Babbish
Assistant Secretary